Exhibit 99.1

Recent Developments

Preliminary Unaudited Estimated Financial Results as of December 31, 2020 and for the Three Months and the Year then Ended

Our financial results for the three months and year ended December 31, 2020 are not yet complete and will not be available until after the completion of this offering. Accordingly, we are presenting certain preliminary unaudited estimated financial results as of December 31, 2020 and for the three months and year then ended. The unaudited estimated financial results set forth below are preliminary and subject to revision based upon the completion of our quarter-end financial closing processes and our year-end audit as well as the related external review of the results of operations for the three months and year ended December 31, 2020. Our preliminary unaudited estimated financial results are forward-looking statements based solely on information available to us as of the date of this prospectus. As a result, our actual results for the three months and year ended December 31, 2020 may differ materially from the preliminary unaudited estimated financial results set forth below upon the completion of our financial closing procedures, final adjustments, and other developments that may arise prior to the time our financial results are finalized. You should not place undue reliance on these estimates. For additional information, see “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors.”

For the three months ended December 31, 2020, based on preliminary results, we estimate that our total sales were between $810 million and $820 million as compared to $743 million for the three months ended December 31, 2019, or an approximately 9% increase (based on the midpoint of the range) compared to the three months ended December 31, 2019, primarily driven by high single digit growth from existing businesses. For the year ended December 31, 2020, we estimate that there was a low single digit decline in sales from existing businesses compared to the year ended December 31, 2019. We estimate our Operating Profit for the three months ended December 31, 2020 to be between $175 million and $181 million as compared to $163 million for the three months ended December 31, 2019, or an approximately 9% increase (based on the midpoint of the range) compared to the three months ended December 31, 2019. We estimate our Adjusted Operating Profit for the three months ended December 31, 2020 to be between $198 million and $206 million as compared to $177 million for the three months ended December 31, 2019, or an approximately 14% increase (based on the midpoint of the range) compared to the three months ended December 31, 2019, primarily driven by growth in total sales during this same period. The Adjusted Operating Profit does not take into account the full-expected costs of running Vontier as a separate public company. We expect these incremental annual separate public company costs in excess of the costs that have been historically allocated to us for the fiscal year December 31, 2019 to range between approximately $35 million and $45 million. During the course of fiscal year 2020, we added to our operating expense base, reducing the amount of incremental annual separate public company costs in excess of the costs that have been historically allocated to us. After giving effect to the impact of these incremental costs in 2019 and 2020, we estimate that our Adjusted Operating Profit margins would have improved by more than 200 bps in the three months ended December 31, 2020 compared to three months ended December 31, 2019.

The following table provides detail on our preliminary estimated financial results for the three months ended December 31, 2020 and reconciles Adjusted Operating Profit to Operating Profit, the most directly comparable GAAP metric:

	For the Three Months Ended December 31,			For the Year Ended December 31,
	2020		2019	2020		2019
($ in millions)	Low	High	(Actual)	Low	High	(Actual)
Statement of earnings data:
Net sales	$810	$820	$743	$2,700	$2,710	$2,772

	For the Three Months			For the Year
Reconciliation of Operating Profit to Adjusted	Ended December 31,			Ended December 31,
Operating Profit	2020		2019	2020		2019
($ in millions)	Low	High	(Actual)	Low	High	(Actual)
Operating profit (GAAP)	$175	$181	$163	$465	$471	$563
Amortization expense	7	7	8	29	29	32
Goodwill impairment	—	—	—	85	85	—
Non-recurring restructuring	5	5	6	5	5	6
One-time costs related to separation	11	13	—	24	26	—

Adjusted operating profit (Non-GAAP)	$198	$206	$177	$608	$616	$601

As of December 31, 2020, based on preliminary results, we estimate our Cash and Cash Equivalents at approximately $375 million, including the impact of a financing outflow of approximately $85 million during the three months ended December 31, 2020, associated with the payment of excess cash flows to Fortive in connection with the separation and distribution. As of December 31, 2020, we estimate Total Debt at approximately $1.8 billion.

Our preliminary unaudited estimated results contained in this prospectus have been prepared in good faith by, and are the responsibility of, management based upon our internal reporting for the three months and the year ended December 31, 2020. Ernst & Young LLP has not audited, reviewed, compiled or performed any procedures with respect to the preliminary financial results. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.